SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to § 240.14a-12.

VERSUS CAPITAL REAL ASSETS FUND LLC
VERSUS CAPITAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Subject: Proxy Discretionary Voting - Versus Capital

Good morning.  As of 6 AM today, the records at our proxy solicitor showed your firm has an unvoted block of discretionary shares for either VCMIX or VCRRX.  Voting these shares is simple and can be done by a member of your firm.  We would be grateful if you took a moment to vote them.

Voting Shares

1.
Our proxy solicitor can take the vote for these shares over the phone at 866-436-8552.  A representative from your firm can simply call this number, identify your firm and address, and cast the vote over a recorded telephone line.

2.
If you have a relationship with ProxyEdge, Broadridge’s proxy management software, you can log into your account there, go to menu items “Voting” and “Meeting List” and our fund name(s) will appear.  Clicking on the fund name will bring up a list of accounts that can be voted together or individually.

Thank you for taking the time to vote.  We are making good progress and voting these shares will help bring us closer to closing the vote.  Thanks again!
Registered representative of Foreside Funds Distributors LLC, the distributor of the Versus Capital Funds.  Advisory services and products are offered through Versus Capital Advisors LLC, not affiliated with Foreside Funds Distributors LLC.

Funds involve risk including possible loss of principal. You should consider the investment objectives, risks, charges and expenses of each Fund carefully before investing.  You may obtain a prospectus and other fund documents by going to versuscapital.com, calling (855) 653-7173, or by clicking the following links: Real Estate Fund Documents, Real Assets Fund Documents. The prospectus should be read carefully before investing.

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FOR INSTITUTIONAL USE ONLY